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                                   Pacific Century Financial Corporation
                   Exhibit 99 - Statement Regarding Computation of Ratios
                                      Nine Months Ended September 30



        (in millions of dollars)                                       1998            1997

        Earnings:
        1.      Income Before Income Taxes                           $108.7          $165.2
        2.      Plus:  Fixed Charges Including Interest on Deposits   399.1           395.8
                                                                     ------          ------
        3.      Earnings Including Fixed Charges                      507.8             561
        4.      Less:  Interest on Deposits                           241.4           240.4
                                                                     ------          ------
        5.      Earnings Excluding Interest on Deposits              $266.4          $320.6
                                                                     ======          ======


        Fixed Charges:
        6.      Fixed Charges Including Interest on Deposits         $399.1          $395.8
        7.      Less:  Interest on Deposits                           241.4           240.4
                                                                     ------          ------
        8.      Fixed Charges Excluding Interest on Deposits         $157.7          $155.4
                                                                     ======          ======

        Ratio of Earnings to Fixed Charges:
            Including Interest on Deposits  (Line 3 divided by Line 6)  1.3x            1.4x
            Excluding Interest on Deposits (Line 5 divided by Line 8)   1.7x            2.1x

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